EXHIBIT 10.41

SCHEDULE II

TO

INCREMENTAL TERM SUPPLEMENT

COVENANTS RELATING TO TERM B FACILITY

Section 1.01                  Taxes and Claims.  Each of the Company and the Restricted Subsidiaries shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Restricted Subsidiary or upon the income, profits or property of the Company or any Restricted Subsidiary and (b) all material lawful claims for labor, materials and supplies, which, if unpaid, might by law become a Lien upon the property of the Company or any Restricted Subsidiary; provided that none of the Company and the Restricted Subsidiaries shall be required to pay any such tax, assessment, charge or claim as to which the Company and the Restricted Subsidiaries have a good faith basis to believe is not due and owing and, to the extent then appropriate, the payment thereof is being contested in good faith and by proper proceedings, provided that it maintains adequate reserves in accordance with GAAP with respect thereto.

Section 1.02                  Maintenance of Properties.  The Company shall cause all material properties owned by or leased to it or any Restricted Subsidiary and necessary in the conduct of its business or the business of such Restricted Subsidiary to be maintained and kept in normal condition, repair and working order, ordinary wear and tear excepted; provided that nothing in this Section 1.02 shall prevent the Company or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Board of Directors or the board of directors of the Restricted Subsidiary concerned, or of any officer (or other agent employed by the Company or any Restricted Subsidiary) of the Company or such Restricted Subsidiary having managerial responsibility for any such property, desirable in the conduct of the business of the Company or any Restricted Subsidiary of the Company and if such discontinuance or disposal is not adverse in any material respect to the Incremental Term Lenders.

Section 1.03                  Corporate Existence.  Subject to Section 1.07 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and that of each Restricted Subsidiary and the corporate rights (charter and statutory), corporate licenses and corporate franchises of the Company and its Restricted Subsidiaries, except where a failure to do so, singly or in the aggregate, is not likely to have a materially adverse effect upon the business, assets, financial condition or results of operations of the Company and the Restricted Subsidiaries taken as a whole determined on a consolidated basis in accordance with GAAP; provided that the Company shall not be required to preserve any such existence (except of the Company), right, license or franchise if the Board of Directors or the board of directors of the Restricted Subsidiary concerned, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such

Restricted Subsidiary and that the loss thereof is not disadvantageous in any material respect to the Incremental Term Lenders.

Section 1.04                  Use of Proceeds.  Use the proceeds of the Incremental Term Facility (i) to repay all amounts outstanding under the Term A-2 Facility, (ii) to make, if approved by the Board of Directors, a one-time special dividend by the Company to Parent Corp. in the aggregate amount of up to $3,000,000,000, which Parent Corp. intends to use to make, if approved by its board of directors, a one-time special dividend to its shareholders in an aggregate amount of up to $3,000,000,000, and (iii) to pay fees and expenses incurred in connection with the transactions contemplated in the Incremental Term Supplement.  Any remaining balance shall be used for general corporate purposes not in contravention of any Law or of any Loan Document.

Section 1.05                  Indebtedness.  The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur, create, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any Indebtedness (other than Indebtedness of the Company owed to any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to any other Restricted Subsidiary) unless, after giving effect thereto, (a) the Cash Flow Ratio shall be less than or equal to the amount set forth in Annex I hereto applicable on such date and (b) the Senior Secured Leverage Ratio is less than or equal to 4.5 to 1, provided that, the Company shall not permit any Restricted Subsidiary to create, incur or suffer to exist any Indebtedness except:

(i)                       obligations under or in respect of interest rate Swap Contracts up to, together with any such obligations of the Company, an aggregate notional principal amount not to exceed at any time an amount equal to the Commitments of all the Lenders in the aggregate at such time;

(ii)                    Guarantees and letters of credit permitted by Section 7.13 of the Credit Agreement;

(iii)                 Indebtedness issued and outstanding on the date of this Incremental Term Supplement to the extent set forth on Schedule 7.12 to the Credit Agreement and any renewals, extensions or refundings thereof in a principal amount not to exceed the amount so renewed, extended or refunded;

(iv)                Indebtedness incurred as consideration for any acquisition permitted under the Incremental Term Supplement and consisting solely of a deferred or contingent obligation to deliver common stock of the Parent Corp.;

(v)                   Monetization Indebtedness; provided that, the Company shall provide to the Administrative Agent prompt written notice of any such Monetization Indebtedness incurred by a Restricted Subsidiary together with a brief description of the terms thereof; and

(vi)                Other Indebtedness of any Restricted Subsidiary, to the extent not otherwise permitted by clauses (i) through (v) of this Section 1.05, so long as the aggregate principal amount of all such Indebtedness outstanding at any one time pursuant to this clause (vi) shall not exceed the sum of $400,000,000.

Section 1.06                  Liens.  The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets, whether owned at the date of this Incremental Term Supplement or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Indebtedness that is subordinated in right of payment to the Facilities, the Facilities are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Facilities are equally and ratably secured; provided that, any Lien securing a Facility shall equally and ratably secure each other Facility.  In addition, neither the Company nor any Restricted Subsidiary will enter into or permit to exist any undertaking by it or affecting any of its properties whereby the Company or such Restricted Subsidiary shall agree with any Person (other than the Lenders or the Administrative Agent) not to create or suffer to exist any Liens in favor of any other Person, provided that the foregoing restriction shall not apply to any such undertaking contained in any indenture or other agreement (i) governing any Permitted Debt or Indebtedness outstanding at the date hereof and identified on Schedule 7.12 to the Credit Agreement, or (ii) governing specific property to be sold pursuant to an executed agreement with respect to an asset sale permitted hereunder, or (iii) constituting a customary restriction on assignment, subletting, or other transfer contained in leases, licenses, franchises and other similar agreements entered into in the ordinary course of business or otherwise creating a Permitted Lien (provided that any restriction referred to in clauses (ii) or (iii) is limited to the property or asset subject to such sale, lease, license, franchise or other similar agreement or Permitted Lien, as the case may be).

Section 1.07                  Dispositions.  The Company and the Restricted Subsidiaries, taken as a whole, shall not sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of their assets to, any Person, unless:

(a)  the Person to which such sale, assignment, transfer, lease, conveyance or disposition shall have been made, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall assume by supplemental agreement hereto all the obligations of the Company under the Credit Agreement;

(b)  immediately before and immediately after such transaction, and after giving effect thereto, no Default shall have occurred and be continuing;

(c)  immediately after such transaction, and after giving effect thereto, (i) the Person to which such sale, assignment, transfer, lease or conveyance or disposition shall have been made (the “successor”), shall have a Cash Flow Ratio less than or equal to the amount set forth in Annex I hereto applicable on such date and (ii) the Senior Secured Leverage Ratio is less than or equal to 4.5 to 1; and

(d)  the Company has delivered to the Administrative Agent, on behalf of the Incremental Term Lenders, an Officer’s Certificate and an opinion of counsel, each stating that such transfer and such supplemental agreement, if one is required by this Section 1.07, comply with this Section 1.07 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 1.08                  Limitation on Investments in Unrestricted Subsidiaries and Affiliated Entities. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (a) make any Investment or (b) allow any Restricted Subsidiary to become an Unrestricted Subsidiary (a “redesignation of a Restricted Subsidiary”), in each case, unless (i) no Default shall have occurred and be continuing or shall occur as a consequence of such Investment or such redesignation of a Restricted Subsidiary and after giving effect thereto, (A) the Cash Flow Ratio is less than or equal to the amount set forth in Annex I hereto applicable on such date and (B) the Senior Secured Leverage Ratio is less than or equal to 4.5 to 1.  In the event that any Restricted Subsidiary that is a Pledgor under the Pledge Agreement is re-designated by the Company as an Unrestricted Subsidiary in accordance with this Section 1.08, such Restricted Subsidiary’s Security Interest and obligations under Articles 1, 3 and 4 of the Pledge Agreement shall terminate with respect to the Incremental Term Facility on the date of such re-designation; provided that such termination shall become effective only in the event that such Security Interest shall have terminated with respect to each other Facility under the Credit Agreement in accordance with Section 7.15 of the Pledge Agreement.

The foregoing provisions of this Section 1.08 shall not prohibit (x) any renewal or reclassification of any Investment existing on the date hereof or (y) trade credit extended on usual and customary terms in the ordinary course of business.

Section 1.09                  Limitation On Restricted Payments.  Except as otherwise provided in this Section 1.09, the Company shall not, and shall not permit any Restricted Subsidiary to, make any Restricted Payment if (a) at the time of such proposed Restricted Payment, a Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment or (b) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments that shall have been made on or after July 1, 1988 would exceed the sum of:

(a)  $25,000,000, plus

(b)  an amount equal to the difference between (i) the Cumulative Cash Flow Credit and (ii) 1.2 multiplied by Cumulative Interest Expense.

For purposes of this Section 1.09, the amount of any Restricted Payment, if other than cash, shall be based upon fair market value as determined by the Board of Directors, whose good faith determination shall be conclusive.

The foregoing provisions of this Section 1.09 shall not prevent (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the foregoing provisions of this Section 1.09; and (ii) the retirement, redemption, purchase, defeasance or other acquisition of any shares of the Company’s Capital Stock or warrants, rights or options to acquire Capital Stock of the Company in exchange for, or out of the proceeds of a sale (within one year before or 180 days after such retirement, redemption, purchase, defeasance or other acquisition) of, other shares of the Company’s Capital Stock or warrants, rights or options to acquire Capital Stock of the Company.  For purposes of determining the aggregate permissible amount of Restricted Payments in accordance with clause (b) of the first paragraph of this Section 1.09, all amounts expended pursuant to clause (i) of this paragraph shall be included and all amounts expended or received pursuant to clause (ii) of this paragraph shall be excluded; provided, however, that amounts paid pursuant to clause (i) of this paragraph shall be included only to the extent that such amounts were not previously included in calculating Restricted Payments.

For the purposes of this Section 1.09, the net proceeds from the issuance of shares of Capital Stock of the Company upon conversion of Indebtedness shall be deemed to be an amount equal to (i) the accreted value of such Indebtedness on the date of such conversion and (ii) the additional consideration, if any, received by the Company upon such conversion thereof, less any cash payment on account of fractional shares (such consideration, if in property other than cash, to be determined by the Board of Directors, whose good faith determination shall be conclusive and evidenced by a board resolution).  If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of this Section 1.09, such Restricted Payment shall be deemed to have been made in compliance with this Section 1.09 notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Cumulative Cash Flow Credit or Cumulative Interest Expense for any period.

Section 1.10                  Transaction with Affiliated Entities.  The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliated Entity of the Company that is not a Subsidiary, having a value, or for consideration having a value, in excess of $10,000,000 individually or in the aggregate unless the Board of Directors shall make a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to the Company or such Subsidiary, as the case may be, than those which might be available in a comparable transaction with an unrelated Person.  For purposes of clarification, this Section 1.10 shall not apply to any Restricted Payments permitted by Section 1.09 hereof.

Section 1.11                  Definitions. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Schedule II which are not otherwise defined in this Schedule II shall have the meanings provided in the Credit Agreement.  For purposes of this Schedule II:

“Acquired Indebtedness” means Indebtedness of a Person (a) existing at the time such Person is merged with or into the Company or a Subsidiary or becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such Person.

“Affiliated Entity” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (ii) the amount of such principal payment by (b) the sum of all such principal payments.

“Board of Directors” means the board of directors of the Company or any duly authorized committee of such board.

“Capitalized Lease Obligation” means any obligation of a Person to pay rent or other amounts under a lease with respect to any property, whether real, personal or mixed, acquired or leased by such Person and used in its business that is required to be accounted for as a liability on the balance sheet of such Person in accordance with GAAP, and the amount of such Capitalized Lease Obligation shall be the amount so required to be accounted for as a liability.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock whether now outstanding or issued after the date of this Incremental Term Supplement, including, without limitation, all Common Stock, Preferred Stock and Disqualified Stock.

 “Cash Flow Ratio” means, as at any date, the ratio of (a) the sum of the aggregate outstanding principal amount of all Indebtedness of the Company and the Restricted Subsidiaries determined on a consolidated basis, but excluding (i) all interest rate Swap Contracts entered into by the Company or any Restricted Subsidiary and one of the Lenders outstanding on such date, (ii) (without duplication of Indebtedness supported by letters of credit) the aggregate undrawn face amount of all letters of credit outstanding on such date, and (iii) Revolving Credit Loans outstanding on such date, to (b) Annualized Operating Cash Flow determined as at the last day of the most recent month for which financial information is available.

“Common Stock” means, with respect to any Person, any and all shares, interests and participations (however designated and whether voting or non-voting) in such Person’s common equity, whether now outstanding or issued after the date of this Incremental Term Supplement, and includes, without limitation, all series and classes of such common stock.

“Consolidated Net Tangible Assets” of any Person means, as of any date, (a) all amounts that would be shown as assets on a consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP, less (b) the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.

“Cumulative Cash Flow Credit” means the sum of:

(a)                                  cumulative Operating Cash Flow during the period commencing on July 1, 1988 and ending on the last day of the most recent month preceding the date of the proposed Restricted Payment for which financial information is available or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero, plus

(b)                                 the aggregate net proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) on or after January 1, 1992, plus

(c)                                  the aggregate net proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) on or after January 1, 1992, upon the conversion of, or exchange for, Indebtedness of the Company or any Restricted Subsidiary or from the exercise of any options, warrants or other rights to acquire Capital Stock of the Company.

For purposes of this definition, the net proceeds in property other than cash received by the Company as contemplated by clauses (b) and (c) above shall be valued at the fair market value of such property (as determined by the Board of Directors, whose good faith determination shall be conclusive) at the date of receipt by the Company.

For purposes of this definition, “Operating Cash Flow” means, for any period, the sum of the following for the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (except for the amortization of deferred installation income which shall be excluded from the calculation of Operating Cash Flow for all purposes of this definition): (a) aggregate operating revenues minus (b) aggregate operating expenses (including technical, programming, sales, selling, general and administrative expenses and salaries and other compensation, net of amounts allocated to Affiliated Entities, paid to any general partner, director, officer or employee of the Company or any Restricted Subsidiary, but excluding interest, depreciation and amortization and the amount of non-cash compensation in respect of the Company’s employee incentive stock programs for such period (not to exceed in the aggregate for any calendar year 7% of the Operating Cash Flow for the previous calendar year) and, to the extent otherwise included in operating expenses, any losses resulting from a write-off or write-down of Investments by the Company or any Restricted Subsidiary in Affiliated Entities).  For purposes of determining Operating Cash Flow, there shall be excluded all management fees until actually paid to the Company or any Restricted Subsidiary in cash.

“Cumulative Interest Expense” means, for the period commencing on July 1, 1988 and ending on the last day of the most recent month preceding the proposed Restricted Payment for which financial information is available, the aggregate of the interest expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including interest expense attributable to Capitalized Lease Obligations.

“Debt” with respect to any Person means, without duplication, any liability, whether or not contingent, (a) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto), but excluding reimbursement obligations under any surety bond, (b) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capitalized Lease Obligations), except any such balance that constitutes a trade payable, (c) under interest rate Swap Contracts entered into pursuant to the Credit Agreement, (d) under any other agreement related to the fixing of interest rates on any Indebtedness, such as an interest swap, cap or collar agreement (if and to the extent any of the foregoing liabilities would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP) or (e) guarantees of items of other Persons which would be included within this definition for such other Persons, whether or not the guarantee would appear on such balance sheet.  “Debt” shall not include (a) Disqualified Stock, (b) any liability for federal, state or other taxes owed or owing by such Person or (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities).

“Disqualified Stock” means any Capital Stock of the Company or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Incremental Term Facility.

“GAAP”, as used in the definitions of “Cumulative Interest Expense” and “Operating Cash Flow” (as used in the definition of “Cumulative Cash Flow Credit”) only, means generally accepted accounting principles in the United States, consistently applied, which were in effect as of August 15, 1997.

“Indebtedness” with respect to any Person means the Debt of such Person; provided that, for purposes of the definition of “Indebtedness” (including the term “Debt” to the extent incorporated in such definition), the term “guarantee” shall not be interpreted to extend to a guarantee under which recourse is limited to the Capital Stock of an entity that is not a Restricted Subsidiary.

“Investment” means any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), any purchase or ownership of any stocks, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership, joint venture or joint adventure) of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Unrestricted Subsidiary or Affiliated Entity that is not a Subsidiary; provided that (a) the term “Investment” shall not include any transaction that would otherwise constitute an Investment of the Company or a Subsidiary to the extent that the consideration provided by the Company or such Subsidiary in connection therewith shall consist of Capital Stock of the Company (other than Disqualified Stock) and (b) the term “guarantee” shall not be interpreted to extend to a guarantee under which recourse is limited to the Capital Stock of an entity that is not a Restricted Subsidiary.

“Lease” means any capital lease, operating lease, equipment lease, real property lease or other lease.

“Mandatorily Redeemable Preferred Stock” means the Company’s Series H Redeemable Exchangeable Preferred Stock, Series M Redeemable Exchangeable Preferred Stock and any series of preferred stock of the Company issued in exchange for, or the proceeds of which are used to repurchase, redeem, defease or otherwise acquire, all or any portion of the Series H Redeemable Exchangeable Preferred Stock, Series M Redeemable Exchangeable Preferred Stock or any other Mandatorily Redeemable Preferred Stock.

“Officers’ Certificate” means a certificate signed by (a) the Chairman, Chief Executive Officer, a Vice Chairman, the President, a Vice President or the Treasurer of the Company and (b) the Secretary or an Assistant Secretary of the Company and delivered to the Administrative Agent on behalf of the Incremental Term Lenders; provided, however, that such certificate may be signed by two of the officers listed in clause (a) above in lieu of being signed by one of such officers or directors listed in such clause (a) and one of the officers listed in clause (b) above.

“Permitted Liens” means the following types of Liens:

(a)                                  Liens existing on the date of this Incremental Term Supplement;

(b)                                 Liens on shares of the Capital Stock of an entity that is not a Restricted Subsidiary, which Liens solely secure a guarantee by the Company or a Restricted Subsidiary, or both, of Indebtedness of such entity;

(c)                                  Liens on Receivables and Related Assets (and proceeds thereof) securing only Indebtedness otherwise permitted to be incurred by a Securitization Subsidiary;

(d)                                 Liens granted in favor of the Company or any Restricted Subsidiary;

(e)                                  Liens on shares of the Capital Stock of a Subsidiary securing the Facilities or any renewal or replacement of any Facility;

(f)                                    Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or a Restricted Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

(g)                                 Liens securing interest rate Swap Contracts or “margin stock”, as defined in Regulations G and U of the Board of Governors of the Federal Reserve System;

(h)                                 statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of the Company or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings;

(i)                                     Liens for taxes, assessments, government charges or claims not yet due or that are being contested in good faith by appropriate proceedings;

(j)                                     zoning restrictions, easements, rights-of-way, restrictions and other similar charges or encumbrances or minor defects in title not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(k)                                  Liens arising by reason of any judgment, decree or order of any court, arbitral tribunal or similar entity so long as any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(l)                                     Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation;

(m)                               Liens securing the performance of bids, tenders, leases, contracts, franchises, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

(n)                                 Leases under which the Company or any Restricted Subsidiary is the lessee or the lessor;

(o)                                 Purchase money mortgages or other purchase money liens (including without limitation any Capitalized Lease Obligations) upon any fixed or capital assets acquired after the date of this Incremental Term Supplement, or purchase money mortgages (including without limitation Capitalized Lease Obligations) on any such assets hereafter acquired or existing at the time of acquisition of such assets, whether or not assumed, so long as (i) such mortgage or lien does not extend to or cover any other asset of the Company or any Restricted Subsidiary and (ii) such mortgage or lien secures the obligation to pay the purchase price of such asset, interest thereon and other charges incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only;

(p)                                 Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(q)                                 Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(r)                                    Liens to secure other Indebtedness; provided, however, that the principal amount of any Indebtedness secured by such Liens, together with the principal amount of any Indebtedness refinancing any Indebtedness incurred under this clause (r) as permitted by clause (s) below (and successive refinancings thereof), may not exceed 15% of the Company’s Consolidated Net Tangible Assets as of the last day of the Company’s most recently completed fiscal year for which financial information is available; and

(s)                                  any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (r); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s preferred or preference stock, whether now outstanding or issued after the date of this Incremental Term Supplement, and includes, without limitation, all classes and series of preferred or preference stock.

“Receivables and Related Assets” means (a) accounts receivable, instruments, chattel paper, obligations, general intangibles, equipment and other similar assets, including interests in merchandise or goods, the sale or Lease of which gives rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections and other related assets, (b) equipment, (c) inventory and (d) proceeds of all of the foregoing.

“Refinancing Indebtedness” means Indebtedness of the Company incurred to redeem, repurchase, defease or otherwise acquire or retire for value other Indebtedness that is subordinate in right of payment to the Incremental Term Facility, so long as any such new Indebtedness (a) is made subordinate to the Incremental Term Facility at least to the same extent as the Indebtedness being refinanced and (b) does not have (i) an Average Life less than the Average Life of the Indebtedness being refinanced, (ii) a final scheduled maturity earlier than the final scheduled maturity of the Indebtedness being refinanced, or (iii) permit redemption at the option of the holder earlier than the earlier of (A) the final scheduled maturity of the Indebtedness being refinanced or (B) any date of redemption at the option of the holder of the Indebtedness being refinanced.

“Restricted Payment” means:

(a)                                  any Stock Payment by the Company or a Restricted Subsidiary;

(b)                                 any direct or indirect payment by the Company or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate in right of payment to the Incremental Term Facility; provided, however, that any direct or indirect payment by the Company or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinate in right of payment to the Incremental Term Facility shall not be a Restricted Payment if either (i) after giving effect thereto, the ratio of the Senior Indebtedness of the Company and the Restricted Subsidiaries to Annualized Operating Cash Flow determined as of the last day of the most recent month for which financial information is available is less than or equal to 5 to 1 or (ii) such subordinate Indebtedness is redeemed, purchased, defeased or otherwise acquired or retired in exchange for, or out of (x) the proceeds of a sale (within one year before or 180 days after such redemption, purchase, defeasance, acquisition or retirement) of Refinancing Indebtedness or Capital Stock of the Company or warrants, rights or options to acquire Capital Stock of the Company or (y) any source of funds other than the incurrence of Indebtedness; or

(c)                                  any direct or indirect payment by the Company or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value any Disqualified Stock at its mandatory redemption date or other maturity date if and to the extent that Indebtedness is incurred to finance such redemption, purchase, defeasance or other acquisition or retirement; provided, however, that the redemption, purchase, defeasance or other acquisition or retirement of Mandatorily Redeemable Preferred Stock at its mandatory redemption or other maturity date shall not be a Restricted Payment if and to the extent any Indebtedness incurred to finance all or a portion of the purchase or redemption price does not have a final scheduled maturity date, or permit redemption at the option of the holder thereof, earlier than the final scheduled maturity of the Incremental Term Facility.

Notwithstanding the foregoing, Restricted Payments shall not include (i) payments by any Restricted Subsidiary to the Company or any other Restricted Subsidiary or (ii) any Investment or designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted under Section 1.08 of this Schedule II.

“Securitization Subsidiary” means a Restricted Subsidiary that is established for the limited purpose of acquiring and financing Receivables and Related Assets and engaging in activities ancillary thereto; provided that (a) no portion of the Indebtedness of a Securitization Subsidiary is guaranteed by or is recourse to the Company or any other Restricted Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall relate to the collectibility of the Receivables and Related Assets) and (b) none of the Company or any other Restricted Subsidiary has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition.

“Senior Indebtedness” means, with respect to any Person, all principal of, premium, if any, and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not a claim for post filing interest is allowed in such proceedings) with respect to all Indebtedness of such Person; provided that Senior Indebtedness shall not include (a) any Indebtedness of such Person that, by its terms or the terms of the instrument creating or evidencing such Indebtedness, is expressly subordinate in right of payment to the Incremental Term Facility, (b) any guarantee of Indebtedness of any subsidiary of such Person if recourse against such guarantee is limited to the Capital Stock of such subsidiary, (c) any obligation of such Person to any subsidiary of such Person or, in the case of a Restricted Subsidiary, to the Company or any other Subsidiary or (d) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person.

“Senior Secured Leverage Ratio” shall mean, as at any date, the ratio of (i) the Total Outstandings on such date (excluding Revolving Credit Loans outstanding on such date and (without duplication of Indebtedness supported by letters of credit) the aggregate undrawn face amount of all letters of credit outstanding on such date) to (ii) Annualized Operating Cash Flow (for purposes of this definition, as defined in the Credit Agreement) determined as at the last day of the month covered by the then most recent Compliance Certificate delivered to the Lenders pursuant to Section 7.01(d) of the Credit Agreement, a copy of which has been delivered to the Administrative Agent (and any change in such ratio as a result of a change in the amount of Total Outstandings shall be effective as of the date such change shall occur and any change in such ratio as a result of a change in the amount of Annualized Operating Cash Flow shall be effective as of the date of receipt by the Administrative Agent of the Compliance Certificate delivered pursuant to Section 7.01(d) of the Credit Agreement reflecting such change).

“Stock Payment” means, with respect to any Person, the payment or declaration of any dividend, either in cash or in property (except dividends payable in common stock or common shares of Capital Stock of such Person), or the making by such Person of any other distribution, on account of any shares of any class of its Capital Stock, now or hereafter outstanding, or the redemption, purchase, retirement or other acquisition or retirement for value by such Person, directly or indirectly, of any shares of any class of its Capital Stock, now or hereafter outstanding, other than the redemption, purchase, defeasance or other acquisition or retirement for value of any Disqualified Stock at its mandatory redemption date or other maturity date.

Annex I

to Schedule II

CASH FLOW RATIO

Period	Ratio

From and including the Closing Date to and including December 31, 2006	7.50 to 1

From and including January 1, 2007 to and including March 31, 2007	7.25 to 1

From and including April 1, 2007 to and including September 30, 2007	7.00 to 1

From and including October 1, 2007 to and including December 31, 2007	6.50 to 1

From and including January 1, 2008 to and including December 31, 2008	6.00 to 1

From and including January 1, 2009 to and including December 31, 2009	5.50 to 1

On and after January 1, 2010	5.00 to 1